Exhibit 99.1

Alteryx Announces Second Quarter 2017 Financial Results

Revenue increased 52% year-over-year to $30.3 million

Generated positive cash flow from operations

IRVINE, Calif. – August 2, 2017 – Alteryx, Inc. (NYSE: AYX), a leader in self-service data analytics, today announced financial results for its second quarter ended June 30, 2017.

“This was another strong quarter for Alteryx, highlighted by 52% year-over-year revenue growth, ongoing success with our land and expand model, which brought our total number of customers to over 2,800 as of the end of the quarter, and positive cash flow from operating activities,” said Dean Stoecker, CEO of Alteryx, Inc.

Stoecker continued, “Our second quarter results reinforce that we are building momentum for our end-to-end analytics platform, delivering value to our customers, strengthening the Alteryx community, and meeting the untapped needs of both the self-service data analyst and data scientist. The Alteryx platform allows users to experience the thrill of solving, and nowhere was this better on display than through the record attendance at our annual customer conference, Inspire, which we held in June. We are also seeing the emergence of chief data officers within organizations who are focused on weaving data and analytics into the culture of the company. These advocates for modern analytic solutions, like Alteryx, are driving adoption of our solutions across the enterprise.”

Second Quarter 2017 Financial Highlights

•	Revenue: Revenue for the second quarter was $30.3 million, an increase of 52% year-over-year.

•	Gross Profit: GAAP gross profit for the second quarter was $25.0 million, or a GAAP gross margin of 83%, an increase compared to GAAP gross profit of $16.2 million, or an 81% GAAP gross margin, in the second quarter of 2016. Non-GAAP gross profit for the second quarter was $25.4 million, or a non-GAAP gross margin of 84%, an increase compared to non-GAAP gross profit of $16.2 million, or an 81% non-GAAP gross margin, in the second quarter of 2016.

•	Loss from Operations: GAAP loss from operations for the second quarter was $(8.1) million, compared to a loss from operations of $(7.2) million for the second quarter of 2016. Non-GAAP loss from operations for the second quarter was $(5.5) million, an improvement compared to non-GAAP loss from operations of $(6.4) million for the second quarter of 2016.

•	Net Loss: GAAP net loss attributable to common stockholders for the second quarter was $(7.0) million, an improvement compared to a GAAP net loss attributable to common stockholders of $(8.9) million for the second quarter of 2016. GAAP net loss per share attributable to common stockholders for the second quarter was $(0.12), based on 58.3 million weighted-average basic and diluted shares outstanding, compared to a GAAP net loss per share attributable to common stockholders of $(0.28), based on 32.4 million weighted-average basic and diluted shares outstanding, for the second quarter of 2016.

Non-GAAP net loss for the second quarter was $(5.3) million, an improvement compared to a non-GAAP net loss of $(6.7) million for the second quarter of 2016. Non-GAAP net loss per share for the second quarter was $(0.09), based on 58.3 million non-GAAP weighted-average basic and diluted shares outstanding, compared to a non-GAAP net loss per share of $(0.14), based on 47.0 million non-GAAP weighted-average basic and diluted shares outstanding, for the second quarter of 2016.

•	Balance Sheet and Cash Flow: As of June 30, 2017, Alteryx had cash, cash equivalents, and short- and long-term investments of $182.7 million. Cash provided by operating activities for the second quarter of 2017 was $0.7 million compared to $(7.0) million used in operating activities in the same period last year. For the first six months of 2017, cash provided by operating activities was $5.7 million, compared to $(4.0) million used in operating activities for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Second Quarter and Recent Business Highlights

•	Ended the second quarter of 2017 with 2,823 customers, a 54% increase from the second quarter of 2016. Added 258 net new customers in the second quarter of 2017.

•	Achieved a dollar-based net revenue retention rate of 134% for the second quarter of 2017.

•	Acquired Yhat, Inc., a data science software company headquartered in Brooklyn, New York. Yhat provides data scientists and analysts with self-service data science tools for developing, managing and deploying machine learning models to web and mobile applications faster and with fewer resources. The acquisition will further enhance the Alteryx data analytics platform and build on its strategy to help organizations empower citizen data scientists and trained data scientists to rapidly deploy and manage advanced analytic models.

•	Announced Alteryx Connect, a data exploration platform that empowers users to discover and collaborate on data assets, visualizations, reports and workflows typically siloed across large enterprises. With Alteryx Connect, users can easily find curated data and relevant information from both Alteryx-connected data and other data sources – ultimately decreasing time to insight.

•	Announced the next release of Alteryx Designer during a keynote session at its user conference, Inspire. This release enhances the analytics workbench so that chief data officers and analytics organizations can better scale globally, and allows business users to capitalize on more data assets and to grow their skillset to obtain answers for critical business insights.

•	Announced it will offer Alteryx Server in a cloud computing environment on Microsoft Azure. Organizations can now quickly deploy Alteryx Server, a powerful platform to share analytical workflows across the enterprise, via the Azure Marketplace to empower analysts and business users to more easily consume data and make more informed business decisions.

Financial Outlook

As of August 2, 2017, guidance for the third quarter 2017 and full year 2017 is as follows:

•	Third Quarter 2017 Guidance:

•	Revenue is expected to be in the range of $31.8 million to $32.3 million.

•	Non-GAAP loss from operations is expected to be in the range of $(4.5) million to $(5.0) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.08) to $(0.09) based on approximately 59.0 million non-GAAP weighted-average basic and diluted shares outstanding.

•	Full Year 2017 Guidance:

•	Revenue is now expected to be in the range of $125.0 million to $126.0 million.

•	Non-GAAP loss from operations is now expected to be in the range of $(18.0) million to $(19.0) million.

•	Non-GAAP net loss per share is now expected to be in the range of $(0.32) to $(0.34) based on approximately 56.5 million non-GAAP weighted-average basic and diluted shares outstanding.

The financial outlook above for non-GAAP loss from operations and non-GAAP net loss per share exclude estimates for stock-based compensation expense and acquisition related adjustments, and for non-GAAP net loss per share also excludes the accretion of Series A redeemable convertible preferred stock. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-

based compensation expense and amortization of intangible assets. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict and is subject to constant change. The actual amount of these expenses during 2017 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.

Quarterly Conference Call

Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the Company’s website at www.alteryx.com.

Following the conference call, a telephone replay will be available through August 9, 2017, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13665663. An archived webcast of this conference call will also be available in the “Investors” section of the Company’s website.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP loss from operations, non-GAAP net loss, non-GAAP net loss per share, and non-GAAP weighted-average basic and diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.

We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:

Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.

Acquisition related adjustments. We exclude amortization of intangible assets, changes in fair value of contingent consideration, and related income tax adjustments, which are non-cash, related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.

Accretion of Series A redeemable convertible preferred stock. We exclude accretion relating to our Series A redeemable convertible preferred stock from non-GAAP net loss per share because this is a non-cash item that will not recur in the periods following our initial public offering.

In addition, we adjust non-GAAP weighted-average basic and diluted shares outstanding to include the conversion of the redeemable convertible preferred stock into shares of common stock as though the conversion had occurred at the beginning of all periods presented as if they had been outstanding since the beginning of each of the respective periods.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the third quarter of 2017 and full year 2017, our market opportunity, our ability to execute the company’s long-term growth strategy, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our limited operating history under our current business model; our ability to manage our growth effectively; the rate of growth in the market for analytics products and services; our ability to attract new customers and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to expand our sales force and the effectiveness of our sales force; our ability to establish and maintain successful relationships with our channel partners; risks associated with our international operations; litigation and related costs; and other general market, political, economic, and business conditions.

Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which is available on the Investor Relations page of our website at www.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2017. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.

Alteryx (NYSE: AYX) is a leader in self-service data analytics. Alteryx provides analysts with the unique ability to easily prep, blend and analyze all of their data using a repeatable workflow, then deploy and share analytics at scale for deeper insights in hours, not weeks. Analysts love the Alteryx platform because they can connect to and cleanse data from data warehouses, cloud applications, spreadsheets and other sources, easily join this data together, then perform analytics — predictive, statistical, and spatial — using the same intuitive user interface, without writing any code. Thousands of companies and data analysts worldwide rely on Alteryx daily. Visit www.alteryx.com or call 1-888-836-4274.

Alteryx is a registered trademark of Alteryx, Inc.

Contact

Investor Relations

Staci Mortenson, 844-842-1912

ICR

ir@alteryx.com

Alteryx, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$30,319	$19,972	$58,864	$38,366
Cost of revenue	5,294	3,766	10,120	7,665

Gross profit	25,025	16,206	48,744	30,701

Operating expenses:
Research and development	7,147	4,068	13,169	7,923
Sales and marketing	17,589	15,444	33,217	29,074
General and administrative	8,427	3,909	16,110	7,325

Total operating expenses	33,163	23,421	62,496	44,322

Loss from operations	(8,138)	(7,215)	(13,752)	(13,621)
Other Income (expense), net	337	(188)	434	(278)

Loss before provision for (benefit of) income taxes	(7,801)	(7,403)	(13,318)	(13,899)
Provision for (benefit of) income taxes	(807)	53	(657)	90

Net loss	$(6,994)	$(7,456)	$(12,661)	$(13,989)

Less: Accretion of Series A redeemable convertible preferred stock	—	(1,455)	(1,983)	(2,733)

Net loss attributable to common stockholders	$(6,994)	$(8,911)	$(14,644)	$(16,722)

Net loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.28)	$(0.31)	$(0.52)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	58,262	32,364	46,757	32,315

Other comprehensive income (loss), net of tax:
Net unrealized holding gain (loss) on investments, net of tax	(75)	20	(86)	84
Foreign currency translation adjustments, net of tax	(60)	—	(108)	—

Other comprehensive income (loss), net of tax	(135)	20	(194)	84

Total comprehensive loss	$(7,129)	$(7,436)	$(12,855)	$(13,905)

Alteryx, Inc.

Stock-Based Compensation Expense

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cost of revenue	$124	$22	$245	$48
Research and development	463	71	699	144
Sales and marketing	524	324	1,183	634
General and administrative	1,177	374	2,103	602

Total stock-based compensation expense	$2,288	$791	$4,230	$1,428

Alteryx, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$98,415	$31,306
Short-term investments	54,288	21,394
Accounts receivable, net	27,187	35,367
Deferred commissions	6,357	7,358
Prepaid expenses and other current assets	5,129	5,013

Total current assets	191,376	100,438
Property and equipment, net	6,493	6,212
Long-term investments	30,013	—
Goodwill	8,724	—
Intangible assets, net	8,917	—
Other assets	4,649	4,765

Total assets	$250,172	$111,415

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,663	$1,780
Accrued payroll and related liabilities	7,011	7,760
Accrued expenses and other current liabilities	8,297	4,987
Deferred revenue	73,289	71,050

Total current liabilities	93,260	85,577
Deferred revenue	3,461	3,084
Other liabilities	2,855	1,182

Total liabilities	99,576	89,843

Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value: no shares and 14,899 shares authorized as of June 30, 2017 and December 31, 2016, respectively; no shares and 14,647 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively; aggregate liquidation preference of $0 and $87,448 as of June 30, 2017 and December 31, 2016, respectively	—	99,182
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, 10,000 and no shares authorized as of June 30, 2017 and December 31, 2016, respectively; no shares issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock, $0.0001 par value: 1,000,000 and 56,025 shares authorized as of June 30, 2017 and December 31, 2016, respectively; 58,711 and 32,674 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	5	3
Additional paid-in capital	249,502	8,443
Accumulated deficit	(98,708)	(86,047)
Accumulated other comprehensive loss	(203)	(9)

Total stockholders’ equity (deficit)	150,596	(77,610)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$250,172	$111,415

Alteryx, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(6,994)	$(7,456)	$(12,661)	$(13,989)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	873	381	1,439	689
Stock-based compensation	2,233	791	4,175	1,428
Provision for doubtful accounts and sales reserve, net of recoveries	434	(122)	784	—
Deferred income taxes	(1,048)	—	(1,048)	—
Change in fair value of contingent consideration	158	—	158	—
Loss on disposal of assets	2	111	32	76
Changes in operating assets and liabilities, net of effect of business acquisition:
Accounts receivable	(3,517)	(3,555)	7,658	4,740
Deferred commissions	237	141	1,097	584
Prepaid expenses and other current assets and other assets	291	471	(929)	93
Accounts payable	2,486	376	1,961	1,067
Accrued payroll and payroll related liabilities	2,772	218	(734)	(2,486)
Accrued expenses and other current liabilities	12	(261)	989	188
Deferred revenue	2,681	2,148	2,563	3,866
Other liabilities	49	(202)	208	(210)

Net cash provided by (used in) operating activities	669	(6,959)	5,692	(3,954)

Cash flows from investing activities:
Purchases of property and equipment	(701)	(917)	(1,209)	(2,318)
Cash paid in business acquisition, net of cash acquired	(5,213)	—	(9,097)	—
Purchases of investments	(60,018)	(373)	(76,053)	(5,706)
Maturities of investments	4,453	8,109	12,977	8,109

Net cash provided by (used in) investing activities	(61,479)	6,819	(73,382)	85

Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting commissions and discounts	17,577	—	134,757	—
Payment of initial public offering costs	—	—	(797)	—
Payment of Series C convertible preferred stock issuance costs	—	(350)	—	(350)
Repurchase of common stock, net of costs paid	—	(250)	—	(250)
Principal payments on capital lease obligations	(82)	(83)	(164)	(110)
Proceeds from exercise of stock options	122	144	1,006	174

Net cash provided by (used in) financing activities	17,617	(539)	134,802	(536)

Effect of exchange rate changes on cash	22	—	(3)	—
Net increase (decrease) in cash and cash equivalents	(43,171)	(679)	67,109	(4,405)
Cash and cash equivalents—beginning of period	141,586	21,053	31,306	24,779

Cash and cash equivalents—end of period	$98,415	$20,374	$98,415	$20,374

Supplemental disclosure of noncash investing and financing activities:
Property and equipment recorded in accounts payable	$130	$782	$130	$782

Consideration for business acquisition included in accrued expenses and other current liabilities and other liabilities	$—	$—	$1,660	$—

Consideration for business acquisition from issuance of common stock	$5,285	$—	$5,285	$—

Accretion of Series A redeemable convertible preferred stock	$—	$1,455	$1,983	$2,733

Deferred initial public offering costs recorded in accounts payable and accrued expenses	$270	$—	$1,599	$—

Property and equipment funded by capital lease borrowing	$—	$—	$—	$987

Conversion of Series A redeemable convertible preferred stock to common shares	$—	$—	$101,165	$—

Alteryx, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(in thousands, except percentages and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$25,025	$16,206	$48,744	$30,701
GAAP gross margin	83%	81%	83%	80%
Add back:
Stock-based compensation expense	124	22	245	48
Amortization of intangible assets	236	—	301	—

Non-GAAP gross profit	$25,385	$16,228	$49,290	$30,749

Non-GAAP gross margin	84%	81%	84%	80%
Reconciliation of non-GAAP loss from operations:
GAAP loss from operations	$(8,138)	$(7,215)	$(13,752)	$(13,621)
GAAP operating margin	-27%	-36%	-23%	-36%
Add back:
Stock-based compensation expense	2,288	791	4,230	1,428
Amortization of intangible assets	238	—	303	—
Contingent consideration expense	158	—	158	—

Non-GAAP loss from operations	$(5,454)	$(6,424)	$(9,061)	$(12,193)

Non-GAAP operating margin	-18%	-32%	-15%	-32%
Reconciliation of non-GAAP net loss:
GAAP net loss attributable to common stockholders	$(6,994)	$(8,911)	$(14,644)	$(16,722)
Stock-based compensation expense	2,288	791	4,230	1,428
Amortization of intangible assets	238	—	303	—
Accretion of Series A redeemable convertible preferred stock	—	1,455	1,983	2,733
Contingent consideration expense	158	—	158	—
Income tax adjustments	(998)	—	(998)	—

Non-GAAP net loss	$(5,308)	$(6,665)	$(8,968)	$(12,561)

Non-GAAP Earnings per Share:
Non-GAAP net loss	$(5,308)	$(6,665)	$(8,968)	$(12,561)
Non-GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	58,262	47,011	53,393	46,962
Non-GAAP net loss per share, basic and diluted	$(0.09)	$(0.14)	$(0.17)	$(0.27)

Reconciliation of non-GAAP net loss per share, basic and diluted
GAAP net loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.28)	$(0.31)	$(0.52)
Add back:
Non-GAAP adjustments to net loss per share	0.03	0.14	0.14	0.25

Non-GAAP net loss per share, basic and diluted	$(0.09)	$(0.14)	$(0.17)	$(0.27)

Reconciliation of non-GAAP weighted-average shares outstanding, basic and diluted
GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	58,262	32,364	46,757	32,315
Add back:
Conversion of redeemable convertible preferred stock into common stock	—	14,647	6,636	14,647

Non-GAAP weighted-average shares used to compute non-GAAP net loss per share, basic and diluted	58,262	47,011	53,393	46,962